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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 27, 2004

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                   0-25642                    13-3245741
 (State of incorporation)    (Commission File Number)     (I.R.S. Employer
                                                         Identification No.)

    500 West Jefferson Street
     PNC Plaza - 19th Floor
      Louisville, Kentucky                            40202-2823
(Address of principal executive office)               (Zip Code)

       Registrant's telephone number, including area code: (502) 589-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 7 - Regulation FD

Item 7.01  Regulation FD Disclosure.

Commonwealth Industries, Inc. (the "Company") issued the following press release, dated October 27, 2004, announcing the Company anticipates improved third quarter results:

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NEWS RELEASE
                                     Contact:    Kim S. Knotts
                                                 Director of Investor Relations
                                                 (502) 588-8207

                             COMMONWEALTH INDUSTRIES
                   ANTICIPATES IMPROVED THIRD QUARTER RESULTS

LOUISVILLE, KENTUCKY (October 27, 2004) - Commonwealth Industries, Inc. (NASDAQ/NM: CMIN) today announced that it anticipates reporting third quarter 2004 net income from continuing operations of approximately $0.15 per diluted share inclusive of the recognition of certain net charges totaling $1.5 million. The net charges consist of $5.2 million of restructuring costs associated with the Company's previously announced proposed merger with IMCO Recycling Inc., its streamlining activities and closure of the tube products line. These charges are partially offset by a mark-to-market aluminum contract hedge gain of $3.7 million.

Exclusive of the $5.2 million of restructuring charges and $3.7 million aluminum hedge gain, the Company's income from continuing operations would be approximately $0.25 per diluted share after those adjustments. The nearest equivalent GAAP measure to the $0.25 adjusted earnings per diluted share is earnings per diluted share, which as indicated in the previous paragraph is $0.15 per diluted share.

Net sales are expected to increase approximately 39% from $221 million in the prior-year period to approximately $309 million in the third quarter of 2004 on a 30% increase in aluminum shipments. Third-quarter 2004 aluminum business material margins, exclusive of hedge gain or loss effects and tube closure charges, are expected to improve to approximately $0.336 per pound, or $0.028 per pound over the 2004 second quarter material margin of $ 0.308 per pound and $0.004 per pound over the 2003 third quarter.

Steven J. Demetriou, president and chief executive officer, commented, "We are pleased to see improvements in material margins reflecting the outcome of our recent work to achieve returns more in line with existing market conditions. It is especially encouraging to note the strong demand growth, and we look forward to further improvements in material margins in the fourth quarter of 2004 and into 2005."

Additionally, the Company said it expected its renewed focus on working capital management to result in the generation of approximately $10 million in cash from continuing operations during the quarter, as inventory levels and receivable days outstanding were both reduced.

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Commonwealth Industries is one of North America's leading manufacturers of aluminum sheet for distributors and the transportation, construction, and consumer durables product industries. The Company has direct-chill casting facilities in Kentucky and continuous casting mini-mills in Ohio and California. For more information about the Company, visit Commonwealth's website at www.ciionline.com.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the consummation of the closing of the definitive merger agreement of Commonwealth and IMCO Recycling Inc., and the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive position and growth opportunities are forward-looking statements. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the success of the implementation of the Company-wide information system, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, including synergies that the IMCO merger are expected to produce, necessary financing for and the timing of the closing of the proposed merger with IMCO, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, the success of the Company in implementing its business strategy, and other risks as detailed in the Company's various filings with the Securities and Exchange Commission.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    COMMONWEALTH INDUSTRIES, INC.

                                    By /s/ Henry Del Castillo
                                       ---------------------------------------
                                       Henry Del Castillo
                                       Vice President Finance


Date:  October 27, 2004